Exhibit 4.60

Executive Service Agreement

Randgold Resources Limited

and

Dennis Mark Bristow

Subject to Contract

THIS DEED is made on 13 June 2011

BETWEEN:

(1)	RANDGOLD RESOURCES LIMITED, a company incorporated in Jersey with registered number 62686 (the “Company”); and

(2)	DENNIS MARK BRISTOW of Anahita World Class Sanctuary, Villas E24 Lunea, Beau Champ, GRSE, Mauritius (the “Executive”).

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS

In this agreement (unless the context requires otherwise):

“Board” means the full board of directors from time to time of the Company (including any committee of the board duly appointed by it);

“Group Company or Group” means the Company and (from time to time):

(a)	any company which is a subsidiary, or holding body; or

(b)	any company which is a subsidiary of that holding body,

including any predecessors, successors or assigns or any company which is designated at any time a Group Company by the directors of the board or the Company or any holding company and any firm, company, corporate or other organisation that:

(i)	is directly or indirectly controlled by the Company;

(ii)	directly or indirectly controls the Company; or

(iii)	is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

For the purposes of this definition, “holding body” and “subsidiary” shall have the meaning ascribed to them by Articles 2 and 2A of the Companies (Jersey) Law 1991 (as amended);

“Regulatory Requirements” has the meaning in clause 24; and

“UK Listing Authority” means the Financial Services Authority in its capacity as the competent authority for the purposes of part VI of the Financial Services and Markets Act 2000.

2.	APPOINTMENT

2.1	The Company shall continue to employ the Executive and the Executive shall continue to serve the Company on the terms of this agreement (the “Appointment”). The Executive’s previous employment with the Company from 4 August 1995 counts as part of the Executive’s continuous employment with the Company.

2.2	Subject to clauses 14 (Payment in Lieu of Notice) and 15 (Termination by Events of Default), the Appointment will continue for an indefinite period unless terminated by either party giving the other not less than six months’ prior written notice.

2.3	The Executive will be provided with a copy of the Company’s Staff Handbook and details of any other rules and procedures, Listing Rules, Disclosure Rules and Model Code. These

do not form part of the Executive’s contract of employment with the Company. To the extent that there is a conflict between the terms of this agreement and any such handbook, policies or procedures, then this agreement shall prevail.

3.	DUTIES

3.1	The Executive shall perform the duties of Chief Executive Officer and such other roles, duties and functions commensurate with such position as may be reasonably required by the Company from time to time. The Executive accepts that the Company may transfer the Appointment to any other Group Company so long as the Company remains liable for the obligations hereunder and the resulting position is of equal stature, authority and responsibility. The Executive shall report to the full Board.

3.2	The Executive undertakes with the Company and the Group Companies that he shall:

(a)	devote the whole of his working time, attention and abilities to the duties assigned to him; provided that, the Executive shall not be precluded from:

(i)	serving in any capacity with any civic, educational or charitable organization or any trade organization;

(ii)	serving, subject to the reasonable approval of the Board, on additional boards of corporations or similar bodies; or

(iii)	managing his personal, financial and legal affairs, so long as such activities do not individually or in the aggregate interfere with the performance of his duties or otherwise pose a conflict of interest;

(b)	faithfully and diligently exercise his powers and serve the Company and the Group;

(c)	act solely in such a way as to promote and protect the interests and reputation of the Company and Group giving at all times the benefit of his knowledge, expertise and skill;

(d)	comply with his fiduciary duties;

(e)	comply with the following:

(i)	his duty to act in accordance with the Company’s constitution and to only exercise powers for the purposes for which they are conferred;

(ii)	his duty to act in the way he considers, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole, and in so doing have regard (amongst other matters) to:-

(A)	the likely consequences of any decision in the long term,

(B)	the interests of the Company’s employees,

(C)	the need to foster the Company’s business relationships with suppliers, customers and others,

(D)	the impact of the Company’s operations on the community and the environment,

(E)	the desirability of the Company maintaining a reputation for high standards of business conduct, and

(F)	the need to act fairly as between members of the Company;

(iii)	his duty to exercise independent judgment;

(iv)	his duty to exercise reasonable care, skill and diligence;

(v)	his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company;

(vi)	his duty not to accept a benefit from a third party conferred by reason of his being a director or his doing (or not doing) anything as a director;

(vii)	his duty to declare to the other directors the nature and extent of any interest (whether direct or indirect) which he has in a proposed transaction or arrangement with the Company;

(f)	obey all lawful and reasonable instructions or directions given to him by or under the authority of the Board and implement and apply the policy of the Company and the Group as determined by the Board from time to time;

(g)	perform services for and hold such offices as a director or secretary or any other appointment or office as nominee or representative of the Company or any Group Company or trusteeship of any pension or other scheme of the Group (an “Office”) without additional remuneration;

(h)	carry out all or any of the duties of his employment on behalf of any other Group Company by way of temporary or permanent secondment to it;

(i)	carry out his duties and exercise his powers in conjunction with such person or persons as the Company may in its discretion require from time to time;

(j)	keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business, finances or affairs of the Company and the Group and give to the Board all such information, explanations and assistance as it may require including in connection with the business, his employment and/or Office and conduct;

(k)	not enter into any arrangement on behalf of any Group Company which is outside its normal course of business or his normal duties or which contains unusual or onerous terms;

(l)	comply, in all material respects, with all rules, policies and regulations issued by the Company or Group from time to time and all requirements, recommendations, rules and regulations (as amended from time to time) of the UK Listing Authority and Nasdaq Listing Authority and all regulatory authorities relevant to the Company and the Group; and

(m)	immediately report to the Board any information that comes into his possession which is reasonably likely to materially adversely affect the Company or the Group including without limitation any wrongdoing (including acts of misconduct, dishonesty, breaches of contract, fiduciary duty, statutory duty, company rules or the rules of the relevant regulatory bodies) whether committed, contemplated or discussed by any other director or member of staff of the Company or Group of which the Executive is aware irrespective of whether this may involve some degree of self incrimination.

4.	ADDITIONAL PROVISIONS RELATING TO DIRECTORSHIP

4.1	The Executive shall be a director of the Company and:

(a)	(if the Company so requests) shall immediately resign without claim for additional compensation (subject to the terms of this agreement and of any other plan or scheme in which the Executive participates) from any Office held in the Company and any Group Company and the Executive irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of this clause;

(b)	shall not do anything that would cause him to be disqualified from holding any Office;

(c)	subject to the terms of this agreement, shall not resign from any Office which he holds in the Company or any Group Company (including for the avoidance of doubt any trusteeship which he holds as a result of the Appointment);

(d)	shall hold any Office in the Company (or any Group Company) subject to the articles of association of the Company (or the relevant Group Company) as amended from time to time and he will do such things as are necessary to ensure that he and the Company (or the relevant Group Company) comply with the Companies Act 2006 (as amended from time to time), or its jurisdictional equivalent, and the Combined Code on Corporate Governance of the UK Listing Authority (as amended from time to time) including without limitation retiring by rotation from his Office and seeking re-election when requested to do so by the Company or in accordance with the articles of association of the Company or relevant Group Company; and

(e)	subject to clause 15 (Termination by Events of Default), acknowledges that the termination by either party howsoever caused of any Office which he holds in the Company or any Group Company (including failure to be re-elected to the Office following retirement by rotation) shall not terminate the Appointment which shall continue on the basis that the Executive is an employee only.

4.2	During the Appointment, the Executive is entitled to participate, to the same extent that coverage is maintained for other directors of the Company, in the Company’s directors’ and officers’ liability insurance scheme, on the terms in place from time to time. The Executive shall remain covered by the Company’s directors’ and officers’ liability insurance scheme for a period of six years or later until any applicable statute of limitations has expired following termination of the Appointment.

4.3	The Company shall provide an indemnity to the Executive in relation to his role as a director, officer and employee of the Company which shall be on such terms as are agreed with the Board and as apply to all directors and officers of the Company from time to time.

5.	WORKING TIME

The Executive will comply with the Company’s normal hours of work and will also work such additional hours (without any additional remuneration) as may be reasonably necessary for the proper performance of his duties.

6.	PLACE OF WORK

6.1	The Executive’s principal place of work is Jersey, West Africa and Central Africa or such other location as the Company may require on reasonable notice. The Company shall not require that the Executive relocate without his consent. The Executive’s current primary residence is located in Mauritius.

6.2	The Executive understands that he may be required to travel and work in various countries from time to time, including outside business hours, on weekends and public holidays, by such means and on such occasions as the Company may reasonably from time to time require.

7.	SALARY

7.1	Subject to clause 9.1, the Executive shall be paid a salary of US$1,500,000 per annum or such other rate as may be mutually agreed from time to time in writing (the “Salary”) subject to such deductions as are required by law. The Executive will be responsible for the payment of tax or other deductions related to this agreement where tax withholding arrangements are not in place. The Salary shall accrue from day to day. The Executive shall not be entitled to any other remuneration by reason of his holding any Office in the Company or any Group Company. The Salary shall be payable by bank credit transfer in equal monthly instalments in arrears on or about the last working day of each calendar month.

7.2	The Salary shall be reviewed by the Board annually. There is no obligation to award an increase. There will be no review of the Salary after notice has been given.

7.3	The Company may deduct from any sums (including salary) owed to the Executive any or all sums which he owes the Company or any Group Company from time to time upon reasonable notice.

8.	DISCRETIONARY BONUS

8.1	The Executive shall be eligible to participate in the Randgold Resources Limited Annual Bonus Plan subject to the rules of the plan as amended from time to time. Any bonus which the Executive receives shall not be pensionable. The Board shall consult with the Executive with respect to the establishment of the applicable targets and goals.

8.2	It is noted that under the terms of the Annual Bonus Plan, as apply at the date of this Agreement, where a participant ceases employment under rule 5.2 of that Plan or there is a Specified Event (as defined under that Plan), a participant shall be entitled to an award based on the extent to which the performance condition(s) is or are satisfied as at the relevant date and pro-rated for that period of time which has elapsed since the beginning of the applicable performance period up to the date of the relevant event, in accordance with rule 5 and rule 6 respectively of the Annual Bonus Plan.

9.	BENEFITS

9.1	The Salary for any year shall be inclusive of the cost to the Company of providing the Executive with the benefits detailed at clauses 9.2(a) and 9.2(b).

9.2	The Executive shall participate in:

(a)	such pension, Provident or retirement annuity funds as nominated by the Executive, subject always to the rules of the scheme (as amended from time to time) but, subject to the availability of reasonable commercial terms, in a manner no less favourable in the aggregate than that in effect on the date hereof;

(b)

the Company’s medical aid scheme subject to the Executive’s health and/or the health of his wife and relevant dependants not being such as to prevent inclusion in a scheme on terms and at a premium, subject to the availability of reasonable commercial terms, which the Company in good faith considers reasonable, the eligibility requirements and the rules of the scheme, any relevant rules or insurance policy of the medical aid cover provider as amended from time to time and his satisfying the requirements of the scheme insurers. The Company may change the private medical cover provider, the level of cover provided, or may amend the scheme in any other way and/or terminate the scheme and/or benefit of such insurance at any time on reasonable notice to the Executive, but, subject to the availability of reasonable commercial terms, in a manner no less favourable in the aggregate than that in effect on the date hereof. No liability will accrue to the Company in the event that private medical cover for the Executive is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligation in respect of this insurance is to pay the premium from time to time required by the provider. For the avoidance of doubt the Company shall be under no obligation to take any action to enforce the terms of the insurance or otherwise to procure the benefit of the insurance for the Executive; and

(c)	provided the Executive is a member of the Company’s Provident Fund or Retirement Annuity Trust Fund, life assurance against death and disability subject to the terms and conditions of that scheme in force from time to time and as detailed in schedule 2. The Company may substitute another provider or alter the benefits available to the Executive under, or the terms and conditions of, that scheme at any time on reasonable notice to the Executive but, subject to the availability of reasonable commercial terms, in a manner no less favourable in the aggregate than that in effect on the date hereof. No liability will accrue to the Company in the event that life assurance cover for the Executive is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of this insurance are to pay the premium from time to time required by the provider and to pay the Executive such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under the scheme and for the avoidance of doubt the Company shall be under no obligation to take any action to enforce the terms of the insurance or otherwise to procure the benefit of the insurance for the Executive. Full details of the scheme are available from the Company Secretary.

9.3

The Executive shall participate in the Company’s Momentum Disability scheme detailed at schedule 3 provided by the Company subject to the Executive’s health not being such that the Company is unable to obtain cover on terms and at a premium which the Company in good faith considers reasonable, the eligibility requirements and the rules of the scheme, any relevant rules or insurance policy of the third party insurer as amended from time to time and his satisfying the requirements of the scheme insurers. The Company may change the provider of such insurance, the level of cover provided, or amend the scheme in any other way and/or terminate the scheme and/or benefit of such insurance at any time on reasonable notice to the Executive but, subject to the availability of reasonable commercial terms, in a manner no less favourable in the aggregate than that in effect on the date hereof. No liability will accrue to the Company in the event that disability insurance cover for the Executive is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of this insurance are to pay the premium from time to time required by the provider and to pay to the Executive such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under the scheme. The Company shall only be obliged to make payments to the Executive to the extent that it has received payment from the scheme insurers for that purpose. For the avoidance of doubt the Company shall be under no obligation to take any action to enforce the terms of the insurance or otherwise to procure the benefit of the insurance for the Executive or to arrange provision of cover with another insurer or to meet the cost of that cover or the amount of any lump sum payment. Without prejudice to the Company’s rights under clauses 15 (Termination by Events of Default) and 19 (Incapacity and Medical Examination) if the Executive is in receipt of payments under the disability scheme the Company shall be entitled in its sole and absolute discretion to continue the employment to facilitate the Executive’s continuing receipt of those payments. During such continued employment, the Executive’s entitlement to any salary, bonus, sick pay, holiday or other benefit whatsoever referred to in this agreement or which he receives by virtue of his employment (save for the disability benefit) shall terminate. If the Executive is receiving benefits under any disability insurance scheme he will, if requested by the Company, immediately resign from any Office held in the Company or Group. Where the Company has paid salary and/or provided any benefits in respect of any period that is subsequently covered by the provision of any benefits under the scheme (the “Waiting Period”), the Company may deduct from any sums owed to the Executive the amount by which the salary paid to the Executive and the value to the Executive of the benefits provided during the Waiting Period exceeds the amount of benefit received from the scheme insurers in respect of the same period.

10.	INCENTIVE ARRANGEMENTS

The Executive shall be eligible to participate in the Randgold Resources Limited Co-Investment Plan and the Randgold Resources Limited Restricted Share Scheme (the “Share Plans”) subject to the Rules of the Share Plans as amended from time to time and of any long term incentive plan or plans which in the future replace the Co-Investment Plan and/or the Restricted Share Scheme. It is noted that under the terms of the Share Plans, as apply at the date of this Agreement, where a participant is a “good leaver” or there is a Specified Event (as defined under the Share Plans), a participant shall be entitled to an award based on the extent to which the relevant performance condition(s) is or are satisfied as at the relevant date and pro-rated for that period of time which has elapsed since the beginning of the applicable performance period up to the date of the relevant event in accordance with rule 9.2 of the Co-Investment Plan and rule 8.2 of the Restricted Share Scheme. Any entitlement under the Share Plans shall not be pensionable. The Board shall consult with the Executive with respect to the establishment of the applicable performance targets.

11.	HOLIDAY

11.1	The Executive shall be entitled to 40 working days’ holiday (exclusive of any public holidays celebrated in the UK) in each complete holiday year worked (which is the period of 12 months commencing on 1 January each year) at full salary. Holiday will be taken at such time or times as may be approved in advance by the Board (such approval not to be unreasonably withheld). Holidays not taken in any holiday year cannot be carried over to a subsequent holiday year without the prior written approval of the Board (such approval not to be unreasonably withheld). If the Executive does not work for the whole of any holiday year then his holiday entitlement for that year will be calculated on a pro-rata basis. It is hereby acknowledged as at the date hereof that the Executive has carried over 112 days holiday from prior years.

11.2	Upon termination of the Appointment by either party and for whatever reason:

(a)	the Executive shall be entitled to receive payment in lieu of any holiday entitlement which has accrued prior to the date of termination but is unused (including any approved carryover); or

(b)	the Company shall be entitled to make a deduction from the Executive’s remuneration in respect of holidays taken in excess of the entitlement accrued prior to the date of termination.

The accrued holiday entitlement at the date of termination shall be calculated on the basis of 3.3 day’s holiday for each completed calendar month of service in the then current holiday year. The amount of the payment in lieu (or deduction) shall be calculated on the basis of 1/260 of the Executive’s annual salary for each day’s holiday not taken (or taken in excess of the accrued entitlement).

11.3	If the Executive serves notice to terminate the Appointment the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period (whether or not the Executive is on Garden Leave).

12.	EXPENSES

12.1	The Company will reimburse to the Executive all reasonable expenses wholly, exclusively and necessarily incurred by him in performing his duties under this agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that he has incurred any expenses he claims.

12.2	Should it become necessary during the Appointment for the Executive to be evacuated from his place of work for medical reasons, natural disasters or social/political unrest, the Company shall arrange for such evacuation and the costs thereof shall be for the Company’s account.

12.3	The Company shall pay the Executive’s membership fees of such professional bodies as it deems are required for its business and may, at its discretion, pay all or some of the membership fees of an appropriate club for the purposes of entertainment of clients and customers of the Company,

12.4	The Board shall reimburse the Executive for reasonable and appropriate security, security services and one telecommunications line at the Executive’s residence.

13.	OUTSIDE INTERESTS

13.1	The Executive shall not during the Appointment (and warrants to the Company and the Group Companies that as at the date of this agreement he is not (save as a representative of the Company or with the prior written approval of the Board)) whether directly or indirectly, paid or unpaid, engaged or concerned in the conduct of, or become an employee, agent, partner, consultant or director of or assist or have any financial interest in any other actual or prospective business, occupation or profession whatsoever which is similar to or in competition with the business carried on by the Company or any Group Company or which may reasonably be thought by the Company to interfere, conflict or compete with the proper performance of the Executive’s obligations to the Company. The Executive may not hold any office as a director or chairman of another company without the prior written consent of the Board.

13.2	Despite the foregoing, the Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised investment exchange provided that:

(a)	any such holding shall not exceed five per cent. of the issued share capital of the company concerned and is held by way of bona fide investment only (“Investment”); and

(b)	he complies with the Regulatory Requirements.

13.3	The Executive shall disclose to the Board any matters relating to his spouse or civil partner (or anyone living as such), his children or stepchildren including adult children or stepchildren, (or the children or stepchildren of his spouse, civil partner or anyone living as such, who live with him and have not attained the age of 18), his parents or any body corporate, trust or firm, or trustee or partner whose affairs or actions he controls which, if they applied to the Executive, would contravene clauses 13.1 or 13.2 to the extent that he has knowledge of such matters.

14.	PAYMENT IN LIEU OF NOTICE

14.1

Without prejudice to clause 2.2 above the Company may (at its sole and absolute discretion) terminate the Appointment at any time and with immediate effect by making the Executive a payment in lieu of the notice period (or, if applicable, the remainder of the notice period) equivalent to the Salary (at the date of termination) for the notice period

(or remainder of the notice period). If the Company shall decide not to exercise its rights under this clause, the Executive shall not be entitled to enforce the payment referred to as a contractual debt, nor as liquidated damages and his sole remedy shall be a claim in damages in respect of any unexpired period of notice.

14.2	The Company may pay any sum due under clause 14.1 as one lump sum or in instalments until the expiry, if it had been served, of the notice period. Such payment will be subject to deductions for income tax and social security contributions. If the Company chooses to pay in instalments the Executive is obliged (as a condition of the payment of further instalments) to mitigate his loss over the relevant period and to disclose (as and when required by the Company) the gross amount of any income or fees due to him or received by him and the period to which they relate, supported by documentation (if requested), to the Company save where the Executive leaves employment by reason of ill health, redundancy or retirement and is thereby treated as a good leaver and mitigation shall not apply. The instalment payments will be reduced by the amount of such income or fees.

14.3	For the avoidance of doubt:

(a)	if the Company terminates the Executive’s employment in breach of this agreement any entitlement to damages for breach of contract will pursuant to clause 14.1 be assessed on the usual customary law principles (including the Executive’s obligation to mitigate his loss in accordance with clause 14.2 above); and

(b)	the right of the Company to make a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment.

15.	TERMINATION BY EVENTS OF DEFAULT

15.1	The Company may terminate the Appointment with immediate effect and without notice or payment in lieu of notice or payment of any compensation or liquidated damages if the Executive:

(a)	is guilty of gross misconduct or commits any serious or (after warning) repeated or continued material breach of his obligations, including without limitation fiduciary or statutory duties;

(b)	commits any material breach of this agreement other than a breach which is capable of remedy and is remedied forthwith by the Executive at the Company’s request to the reasonable satisfaction of the Company;

(c)	becomes bankrupt or makes any arrangement or composition with or for the benefit of his creditors;

(d)	is convicted of any criminal offence (including for the avoidance of doubt insider dealing) (other than an offence under any road traffic legislation in the Jersey or elsewhere for which a fine or non-custodial penalty is imposed);

(e)	is disqualified from holding any Office (including for the avoidance of doubt trusteeship) which he holds in the Group Company or resigns from such Office without the prior written approval of the Board;

(f)	is guilty of any financial dishonesty, including without limitation, fraud or the misappropriation of funds or property of the Company or Group, or an attempt to secure any personal profit related to the business or the business opportunities of the Company or Group without the informed written approval of the Board;

(g)	becomes of unsound mind or a patient under any statute relating to mental health;

(h)	by his acts or omissions (whether in the course of his duties or otherwise) (in the reasonable opinion of the Board) brings or is likely or calculated to bring himself, the name or reputation of the Company or any Group Company into disrepute or to prejudice the interests of the business of the Company or any Group Company in a material respect;

(i)	is guilty of a material breach of any Regulatory Requirement or any other regulatory authority relevant to the business of the Company or any Group Company with which the Executive is concerned or any policy of the Company or any Group Company which material breach is not remedied to the reasonable satisfaction of the Company within 30 days of written notice; or

(j)	becomes permanently incapacitated by accident or ill-health from performing his duties under this agreement and for the purposes of this sub-clause incapacity for three consecutive months or an aggregate period of six months in any 12 month period shall be deemed permanent incapacity.

15.2	Any delay by the Company in exercising such right to terminate shall not constitute a waiver thereof.

16.	SUSPENSION

16.1	The Company may at any time in its absolute discretion suspend the Executive on full pay and contractual benefits from the performance of some or all of his duties under this agreement for such period or periods as the Company in its absolute discretion may decide for the purposes of investigating any allegation of misconduct or negligence against him.

16.2	During any such period in which the Company exercises its rights under clause 16.1 (“Suspension”), the Company shall be under no obligation to provide work for the Executive and the Executive shall:

(a)	remain an employee of the Company and continue to be bound by the terms of this agreement and the express and implied terms of his employment, including without limitation, by the duties of fidelity and good faith owed to the Company, the provisions of clauses 13 (Outside Interests) and 20 (Confidential Information);

(b)	not have any contact or communication with any client or customer, professional contact, employee, officer, director, agent or consultant of the Company or any Group Company except with the prior written consent of the Board;

(c)	keep the Board informed of his whereabouts (except during any periods taken as holiday) so that he can be called upon to perform any duties as required by the Board; and

(d)	assist in any handover of his role to another individual, including his successor.

16.3	In the event of any announcement or statement to employees, clients and professional contacts or investors concerning the Executive’s suspension, the parties shall cooperate and mutually agree on such announcement or statement.

17.	GARDEN LEAVE

17.1

Despite any other provision in this agreement, the Company is under no obligation to provide the Executive with work and the Company may at any time if either party serves notice to terminate the Appointment or if the Executive purports to terminate the Appointment without due notice and the Company has not accepted that resignation in its absolute discretion require the Executive to perform no duties whatsoever and may at any time exclude the Executive from his place or work and/or from any premises of any Group

Company, in each case for such period and, subject to clause 6 (Place of Work), at such place or places (including without limitation the Executive’s home) as the Company in its absolute discretion may decide provided that in no event shall the period be greater than six months.

17.2	If the Executive serves notice to terminate the Appointment as a result of any material diminution by the Company of the Executive’s role, duties or functions the Executive may elect to perform no duties whatsoever (except that the Executive shall agree to perform such duties, projects or tasks as may be reasonably assigned to him) for such period as the Executive may determine, provided that such period shall not exceed six months. In such event, the Company may at any time during such period exclude the Executive from his place or work and/or from any premises of any Group Company, in each case for such period and, subject to clause 6 (Place of Work), at such place or places (including without limitation the Executive’s home) as the Company in its absolute discretion may decide provided that in no event shall the period be greater than six months.

17.3	During any period in which the Company exercises its rights under clause 17.1 or the Executive exercises his rights under clause 17.2 (“Garden Leave”) the Executive shall:

(a)	remain an employee of the Company and continue to be bound by the terms of this agreement and the express and implied terms of his employment, including without limitation, by the duties of fidelity and good faith owed to the Company, the provisions of clauses 13 (Outside Interests) and 20 (Confidential Information);

(b)	if the Board so requests immediately resign without claim for compensation from all Offices held in the Group or which he may hold as nominee of the Group and membership of any organisation and any Office in any other company acquired by reason of or in connection with the Appointment and the Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause;

(c)	not have any contact or communication with any client or customer, professional contact, employee, officer, director, agent or consultant of the Company or any Group Company except with the prior written consent of the Board;

(d)	keep the Company informed of his whereabouts (except during any periods taken as holiday) so that he can be called upon to perform any duties as required by the Company;

(e)	assist in any handover of his role to another individual, including his successor;

(f)	comply with his obligations under clause 21 (Obligations upon Termination); and

(g)	continue to receive the Salary and contractual benefits in the usual way.

17.4	In the event of any announcement or statement to employees, clients and professional contacts or investors concerning the Executive in relation to any garden leave, the parties shall cooperate and mutually agree on such announcement or statement.

18.	RESTRICTIONS AFTER TERMINATION

The Executive agrees to be bound by the provisions of Schedule 1 of this agreement.

19.	INCAPACITY AND MEDICAL EXAMINATION

19.1	Provided the Executive complies with the Company’s rules on notification and evidence of absence due to illness or injury (as amended from time to time) he shall be paid the

Salary and receive his contractual benefits during any absence from work due to illness or injury for an aggregate of up to 180 working days in any period of 12 months. Such payments shall be reduced by the amount of any insurance or other benefit to which he is entitled as a result of his incapacity and any sickness or other benefit to which he is entitled under social security legislation for the time being in force. Thereafter, the Company may by notice and with immediate effect (or from a future date specified in the notice) discontinue payment (in whole or part) of the Salary and provision of any benefits until such incapacity shall cease or (whether or not the Salary and benefits shall have been discontinued) terminate the Appointment.

19.2	If the Executive is away from work due to illness or injury for a consecutive period of 45 working days or the Board reasonably envisages that he will be away for such a period the Company may appoint another person or persons to perform the Executive’s duties until he returns to work.

19.3	The Company may require the Executive to undergo examinations by medical advisers and practitioners appointed or approved by the Company which could include tests for alcohol and drug use. By signing this agreement the Executive authorises such advisers and practitioners to disclose to and discuss with the Company or its medical or legal advisers the results of such examinations and any matters arising from such examinations. Medical evidence relevant to periods of absence may be obtained from the Executive’s medical practitioners or by a medical practitioner nominated by the Company.

19.4	The Company may terminate the Executive’s employment by giving the notice specified in clause 2 (Appointment) or under clause 15 (Termination by Events of Default), even if such termination results in the Executive losing any existing or prospective benefits under clause 19.1 or clause 9.3.

19.5	If the Executive is unable to perform his duties under this agreement as a result of ill health, accident or injury caused by actionable negligence, nuisance or breach of any statutory duty on the part of any third party in respect of which damages may be recoverable the Executive will immediately inform the Company of this fact and all relevant particulars. The Executive will (if requested to do so by the Company) pursue a claim against the third party for damages and will notify the Company of the progress of the claim and any settlement, award or judgment. He will pay the Company that part of any damages or compensation recovered by him which relates to loss of earnings for the period during which he was paid by the Company but unable to perform his duties under this agreement less any costs borne by him in connection with the recovery of the damages or compensation provided, however, that the payment to the Company will not exceed the total amount paid to him by the Company in respect of the relevant period.

20.	CONFIDENTIAL INFORMATION

20.1

Without prejudice to the obligations of the Executive arising by law, the Executive undertakes with the Company and the Group Companies that he shall not (save in the proper course of his duties, as required by law or as authorised by the Board) use, exploit, disclose, communicate or publish any trade or business secrets or confidential information of or relating to the Company or any Group Company (including but not limited to information concerning its or their previous, actual or potential: customers, officers, employees, consultants, agents, licensors, licensees, distributors, contractors, suppliers, designs, products, product applications and lines, trade arrangements, terms of business, customer lists, identities and requirements, operating systems, sales information, marketing information or strategies, manufacturing processes, software, disputes, commission or bonus arrangements, pricing and fee arrangements and structures, business plans, dealings, affairs and transactions, financial information, inventions, technology, research and development activities, personal or sensitive personal data, computer systems, source coding and software and anything marked or treated as confidential) (together “the Confidential Information”). The Executive shall also use his best endeavours to prevent any third party using, exploiting, disclosing, communicating or publishing any Confidential Information, to the extent that such use, exploitation, disclosure, communication or publication is not required by law or authorised by the Company).

20.2	Reference to Confidential Information in this clause 20 shall not include information which is in the public domain or generally known in the industry at the time of its use, exploitation, disclosure, communication or publication by the Executive or which comes into the public domain after its use, exploitation, disclosure, communication or publication by the Executive otherwise than by reason of a breach of this agreement (and in such a case the information will be deemed to have ceased to be Confidential Information from the time that it comes into the public domain), unless the Executive is in a position to use such information more readily than others who have not worked for the Company (and in such a case, the information will be deemed to be Confidential Information for so long as the Executive is in a position to use the information in this way) provided that this provision is not intended to restrict the Executive’s use of his natural skills and abilities.

20.3	The Executive undertakes with the Company and the Group Companies that he shall not (save in the proper course of his duties and for the benefit of the Company or the Group):

(a)	make any copy, record or memorandum (whether on paper, computer memory, disc or otherwise) of or containing any Confidential Information or relating to any matter within the scope of the business of the Company or any Group Company or its or their customers or suppliers or concerning its or their dealings or affairs; or

(b)	use such copies, records or memoranda (or allow them to be used) other than for the benefit of the Company or the Group.

All such copies, records or memoranda (and any copies of them) shall belong to the Company or the relevant Group Company and shall be handed over to the Company Secretary by the Executive on the termination of the Appointment or at any time during the Appointment at the request of the Company.

20.4	The Executive undertakes with the Company and the Group Companies that he shall not during the Appointment either directly or indirectly publish any opinion, fact or material on any matter within the scope of the business of the Company or any Group Company or relating to the Company or any Group Company, its or their business or any of its or their officers, employees, customers, clients, suppliers, consultants, licensors, licensees, contractors, distributors, agents or shareholders (whether confidential or not) which might reasonably be expected to have a material adverse effect on the Company (or any Group Company), except as required by law or the performance of his duties.

20.5	Nothing in this clause 20 shall prevent the Executive from disclosing information which he is entitled to disclose to any relevant authority provided that the disclosure is made in the appropriate way to an appropriate person provided that the Executive has first fully complied with the Company’s procedures relating to such disclosures.

20.6

The Executive acknowledges the competitive value and the confidential and/or proprietary nature of the Confidential Information and the damage that could result to the Company and any Group Company if any Confidential Information was disclosed or communicated directly or indirectly (whether in writing or orally or in any other manner) to a third party or if the Executive were to make use of such Confidential Information for his own purposes or for the purposes of another. The Executive agrees to notify the Company forthwith upon becoming aware of any breach or threatened breach by him and/or any third party of any of the obligations or restrictions set out in this clause 20. Further to this acknowledgment and agreement, the Executive accepts that monetary damages alone may not be a sufficient remedy for any breach by him of the obligations set out in this clause 20, and that the Company may be entitled to an injunction and/or specific performance as remedies for any such breach or anticipated breach. The Executive further accepts that such remedies may not be deemed to be exclusive remedies for breach or anticipated breach of the obligations or restrictions set out in this clause 20 but may be in addition to all other remedies available at law or in equity to the Company.

20.7	The restrictions set out in this clause 20 shall continue to apply after the termination of the Appointment by either party howsoever arising without limit in time.

21.	OBLIGATIONS UPON TERMINATION

21.1	Upon the earlier of the termination of the Appointment by either party howsoever arising or the Company sending the Executive on Garden Leave the Executive undertakes with the Company and the Group Companies that he shall:

(a)	if the Company so requests immediately resign without claim for additional compensation from all Offices held in the Group or which he may hold as nominee of the Group and from membership of any organisation and any Office in any other company acquired by reason of or in connection with the Appointment and the Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause 21.1(a);

(b)	deliver to the Company;

(i)	all equipment (including but not limited to computers, laptops, personal handheld devices and mobile phones), correspondence, records, specifications, software, discs, tapes, models, papers, notes, memoranda, reports and any other documents and material of any kind and any copies or extracts thereof and any other property belonging to the Company whether in hard copy or in electronic or machine readable form or in any other form (including but not limited to keys, credit cards, charge cards and passes);

(ii)	details of any passwords or PIN numbers or other access codes used by him to access the Company’s (or any Group Company’s) computer system or any computer, laptop, personal handheld device, mobile phone, document or any other item requiring a password or PIN number or other access code belonging to the Company or any Group Company, the Executive to confirm to the Company in writing that he will not retain any copies thereof; and

(iii)	all Confidential Information and any copies, records or memoranda, in hard copy, electronic or any other form, of or containing Confidential Information which are in the Executive’s possession, custody, care or control.

The Executive shall, if requested to do so by the Company, confirm in writing his compliance with his obligations under this clause;

(c)	irretrievably delete any information relating to the business or affairs of the Company or any Group Company or any Confidential Information stored on any magnetic or optical disc or memory or held on a computer, laptop, personal handheld device or other device owned by the Executive and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company (a copy having first been provided to the Company if so requested by the Company) and shall produce such evidence of compliance with this sub-clause as the Company may require;

(d)	transfer (without payment) to the Company (or as it may direct) any qualifying or nominee shareholdings which he holds in connection with the Appointment and the Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute such transfers and to do any things necessary or requisite to give effect to this clause 21.1(d).

21.2	The Company shall be entitled to withhold any salary or other sum due to the Executive until such time as it is satisfied that the Executive has complied with his obligations under this clause 21. If the Executive has a loan from the Company or any Group Company he will be required to repay it or any part of it in full before the termination of the Appointment or within such other period as the Company in its absolute discretion may determine. If the Executive owes any money to the Company the Company has the right to deduct such sums from any payment due to the Executive, upon reasonable advance written notice to the Executive. This is without prejudice to the Company’s other remedies to recover any sums due from the Executive to the Company.

21.3	Except as set forth herein, upon termination of the Appointment by either party howsoever arising the Executive shall have no rights as a result of this agreement (or any alleged breach of it) to any compensation under or in respect of any benefit under this agreement in which he may participate or have received grants or allocations at or before the date the Appointment terminates. Any rights which he may have under such schemes shall be exclusively governed by the rules of such schemes.

21.4	During the Appointment and following its termination by either party howsoever arising, the Executive will provide the Company and/or any Group Company with such reasonable assistance as may be required, regarding matters of which he has knowledge and/or experience, in any proceedings or possible proceedings in which the Company and/or any Group Company is or may be a party, giving due regard to the personal and professional obligations of the Executive. The Company agrees to promptly reimburse the Executive for his reasonable expenses incurred as a result of such assistance.

22.	DATA PROTECTION

22.1	The Executive consents to the Company and other Group Companies holding and processing information about him (for legal, personnel, administrative and management purposes) and, in particular, holding and processing:

(a)	his health records and any medical reports given to or obtained by the Company, to monitor sick leave and take decisions as to his fitness to work or the need for adjustments in the workplace;

(b)	sex, marital or civil partnership status, race, national or ethnic origins, disability, age, religion and belief and/or sexual orientation to monitor compliance with equality legislation; and

(c)	any information relating to criminal proceedings in which he has been or is involved, for any insurance purposes and to comply with legal requirements and obligations to third parties.

22.2	The Company may make such information available to Group Companies, those who provide products or services to the Company and Group Companies (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works in order to further its business interests.

22.3	The Executive consents to the transfer of such information to the Company’s Group Companies outside the European Economic Area, including to countries which may not provide for the same protections for his rights and freedoms as those within the European Economic Area, in order to further its business interests.

23.	INVENTIONS AND CREATIVE WORKS

23.1	For the purposes of this clause “Intellectual Property Rights” means any and all patents, trade marks, service marks, rights in designs, get-up, trade, business or domain names, goodwill associated with the foregoing, copyright (including rights in computer software and databases), topography rights (in each case whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, knowhow, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world.

23.2	The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of the duties he owes to the Company and the Group Companies he has a special obligation to further the interests of the Company and the Group Companies. In particular, the Executive’s duties include reviewing the products and services of the Company and Group Companies with a view to identifying and implementing potential improvements to those products and services.

23.3	The Executive undertakes with the Company and the Group Companies that he shall promptly disclose to the Company any idea, invention or work which is relevant to (or capable of use in) the business of the Company or any Group Company now or in the future made by him in the course of his employment (whether or not in the course of his duties). The Executive acknowledges that, subject to the provisions of the Copyright – Droits d’auteur, Loi (1913) au sujet des, Copyright (Transitional Extension) Order 1959 and the Copyright Act 1956, Patents (Jersey) Law 1957, Merchandise Marks (Jersey) Law 1958, Trade Marks (Jersey) Law 2000 and the Registered Designs (Jersey) Law 1957 which are unaffected hereby, all Intellectual Property Rights subsisting (or which may in the future subsist) in any such ideas, inventions or works will, on creation, vest in and be the exclusive property of the Company and if they do not do so he shall assign them to the Company (upon its request and at its cost).

23.4	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of this clause and acknowledges in favour of any third party that a certificate in writing signed by any director or secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

24.	COMPLIANCE WITH REGULATORY REQUIREMENTS

24.1	The Executive undertakes to comply with all legal and regulatory requirements and any code of practice or compliance manual issued by the Company relating to transactions in securities and inside information and dealing in force from time to time, including any rules and regulations of or under the UK Listing Authority (including the Model Code for transactions in securities by directors and certain others in listed companies, the Listing Rules and the Disclosure and Transparency Rules, the UK Listing Authority, and Nasdaq Listing Authority) and relevant regulatory authorities relevant to the Company and any Group Company with which the Executive is concerned (the “Regulatory Requirements”).

24.2	The Executive acknowledges that he has been provided with details of the Regulatory Requirements and he has read and understands them.

24.3	By signing this agreement, the Executive acknowledges that he is aware of the Regulatory Requirements and that a breach of the Regulatory Requirements carry sanctions including criminal liability, disciplinary action by the Company (including summary dismissal) and by the relevant regulatory authority (civil liability, fines and public censure) by the UK Listing Authority and Nasdaq Listing Authority.

24.4	Due to the Executive’s position he shall be named on the Company’s list of persons with access to inside information relating to the Company which may be made available to the UK Listing Authority and Nasdaq Listing Authority.

24.5	A breach of the Regulatory Requirements shall be treated by the Company as a disciplinary offence.

25.	DISCIPLINARY AND GRIEVANCE PROCEDURES

25.1	Any dismissal, disciplinary action or grievance proceedings shall be carried out in accordance with the Company’s disciplinary procedure, a copy of which may be obtained from the Company Secretary.

26.	REDUNDANCY PAY

26.1	In the event the Executive’s employment is terminated by the Company by reason of statutory redundancy, in relation to his statutory rights, the Executive shall be entitled to statutory redundancy pay in accordance with his statutory rights under applicable law or statute. This clause does not negate any other rights of the Executive under this agreement.

27.	RECONSTRUCTION AND AMALGAMATION

27.1	If the Executive’s employment is terminated at any time in connection with any reconstruction or amalgamation of the Company or any Group Company whether by winding up or otherwise and he receives an offer of employment on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement from an undertaking involved in or resulting from such reconstruction or amalgamation he shall have no claim whatsoever against the Company or any such undertaking arising out of or connected with such termination.

27.2	The parties acknowledge that it may be necessary for the Executive to be employed directly by one or more Group Companies. In this regard, the parties agree that to the extent that the Executive is remunerated (and receives benefits such as paid leave) by the relevant Group Company, then the remuneration (and benefits) received under this agreement will be reduced by the amount of such remuneration (and benefits) received from that Group Company.

28.	SURVIVAL OF THIS AGREEMENT

28.1	If any provision or part of a provision of this agreement shall be or become void or unenforceable for any reason, this shall not affect the validity of that provision or any remaining provisions of this agreement in this or any other jurisdiction and the provision may be severable and if any provision would be treated as valid and effective if part of the wording was deleted, it shall apply with such modifications as necessary to make it valid and effective.

28.2	Any provision of this agreement which contemplates or is capable of operation after the termination of the Appointment (including but not limited to clauses 20 (Confidential Information), 21 (Obligations on Termination) and Schedule 1 (Restrictions after Termination)) shall apply notwithstanding termination of the Appointment for whatever reason (including but not limited to a termination by the Company that is unlawful and/or or in breach of the terms of this agreement), so long as the Company complies with its obligations under this agreement.

29.	NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or by post, fax or e-mail addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by letter, fax or e-mail shall be deemed to have been served at the time at which the notice was delivered personally or transmitted by fax or email or (if sent by post) would be delivered in the ordinary course of post.

30.	ENTIRE AGREEMENT

30.1	The terms of this agreement including the Schedules hereto together with the terms of the Randgold Resources Limited Co-Investment Plan, the Randgold Resources Limited Restricted Share Scheme and the Randgold Resources Limited Annual Bonus Plan and any award agreements under such plans contain the entire understanding between the Executive and the Company and any Group Company with respect to the subject matter of this agreement and supersede and abrogate all (if any) other agreements, arrangements, representations, statements, warranties, assurances, commitments, indemnities, covenants or understandings in such respect which shall be deemed terminated by mutual consent and the Executive unconditionally and irrevocably waives any claims, rights or remedies which he might otherwise have had in relation thereto provided that for the avoidance of doubt the provisions of this clause 30.1 shall not exclude any right or liability which any of the parties or, where appropriate, the Group Companies would otherwise have to any other party or, where appropriate, to the Group Companies in respect of any statements made fraudulently by any of them or fraudulent concealment by any of them, prior to the execution of this agreement.

30.2	Any previous agreement or arrangement between the Company or any Group Company and the Executive shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment.

31.	GOVERNING LAW AND JURISDICTION

31.1	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Jersey law.

31.2	Subject to clause 25.1 each of the parties to this agreement irrevocably agrees that the courts of Jersey shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes which may arise out of or in connection with this agreement or its formation and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of Jersey.

31.3	Without prejudice to any other clauses in this agreement and further to the Executive’s acknowledgements in this agreement (including but not limited to clauses 20.6 (Confidential Information) and clause 1.1 of Schedule 1 (Restrictions on Termination)), the Executive accepts that monetary damages alone may not be a sufficient remedy for any breach by him of the terms of this agreement (including but not limited to clause 20 (Confidential Information) and Schedule 1 (Restrictions on Termination), and that the Company may be entitled to an injunction and/or specific performance (as appropriate) as remedies for any such breach or anticipated breach. The Executive further accepting that such remedies may not be deemed to be exclusive remedies for breach or anticipated breach of the restrictions set out in this agreement but may be in addition to all other remedies available at law or in equity to the Company.

31.4	The Company shall pay the reasonable legal fees of the Executive incurred in connection with the negotiation of this Agreement.

32.	CONSTRUCTION

32.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

32.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

32.3	The Schedules (if any) to this agreement form part of (and are incorporated into) this agreement.

32.4	No modification, variation or amendment to this agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of both parties.

33.	COUNTERPARTS

This agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by both parties. Delivery of an executed counterpart of a signature page by e-mail or by facsimile shall take effect as delivery of an executed counterpart of this agreement. The relevant party shall give the other the original of such page as soon as reasonably practicable thereafter.

34.	THIRD PARTY RIGHTS

34.1	No other person (except the Executive’s estate and/or personal representatives) than the parties to this agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties save that the Company may enforce this agreement on behalf of any Group Company.

34.2	The consent of any third party shall not be required for the variation or termination of this agreement even if that variation or termination affects the benefit or benefits conferred on any third party.

SCHEDULE 1

Restrictions after termination

1.	RESTRICTIONS

1.1	The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties owed to the Company and each Group Company he has knowledge of Confidential Information (including but not limited to details of customers and suppliers). He is therefore in a position to harm their legitimate business interests if he were to make use of such Confidential Information for his own purposes or for the purposes of another. Accordingly, having accepted the consideration provided to the Executive under this agreement and having taken independent legal advice the Executive enters into the restrictions set out in this Schedule 1 and accepts that the restrictions in this Schedule 1 are reasonable.

1.2	The Executive covenants to the Company (for itself and as trustee for each Group Company) and to the Group Companies that in order to protect the Confidential Information he shall not for the following periods after Termination for whatever reason save with the prior written consent of the Board (which shall not be unreasonably withheld or refused) directly or indirectly, either alone or jointly with or on behalf of any third party and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

(a)	for six months following Termination (such period to include garden leave) in the Relevant Territory and in competition with the Company or any Relevant Group Company engage, assist or be interested in any undertaking which provides Products;

(b)	for 12 months following Termination (such period to include garden leave) and in competition with the Company or any Relevant Group Company solicit or interfere with or endeavour to entice away from the Company or any Relevant Group Company any Customer in relation to the supply of Products;

(c)	for 12 months following Termination (such period to include garden leave) and in competition with the Company or any Relevant Group Company solicit or interfere with or endeavour to entice away from the Company or any Relevant Group Company any Supplier in relation to the supply of Products;

(d)	for 12 months following Termination (such period to include garden leave) solicit the employment or engagement of any Key Employee in a business which is in competition with the Company or any Relevant Group Company (whether or not such person would breach their contract of employment or engagement by reason of leaving the service of the business in which they work); and

(e)	at any time following Termination represent himself as being in any way connected with or interested in the business of the Company or any Relevant Group Company or use in connection with any business or undertaking any name which includes or imitates the name of the Company or any Relevant Group Company other than as a shareholder or as a former executive.

1.3	The parties agree that each of the restrictions in this Schedule 1 is an entire, separate and independent restriction on the Executive (despite the fact that they may be contained in the same phrase) and that each of the restrictions is fair and reasonable in all the circumstances. If any restriction (or any part of any restriction) in this Schedule is found to be void, unenforceable or ineffective for any reason:

(a)	the remainder of the restrictions will remain valid, enforceable and effective; and

(b)	if that restriction (or part of a restriction) would be treated as valid, enforceable and effective if part of the wording was deleted, that restriction (or part of a restriction) shall apply with such modifications as necessary to make it valid, enforceable and effective.

1.4	The Executive acknowledges that each and every restriction contained within this Schedule 1 is intended by the parties to apply after Termination whether Termination is lawful or otherwise. The restrictions, which are acknowledged to be ancillary in nature, will apply even where Termination results from a breach of a provision within this agreement.

1.5	The provisions of this clause will not prevent the Executive from holding an Investment.

1.6	If the Executive is offered employment or a consultancy arrangement or a partnership or any other engagement with a third party at any time during the Appointment or in the six months following Termination including garden leave (howsoever arising), he will supply that third party with a full copy of this agreement with the amount of the salary in clause 7.1 (Salary) redacted and, if he accepts any such offer, he will inform the Company of the identity of the third party.

1.7	Further to the Executive’s acknowledgement as set out at clause 1.1 of this Schedule 1, the Executive accepts that monetary damages alone may not be a sufficient remedy for any breach by him of the restrictions set out in this Schedule 1, and that the Company may be entitled to an injunction and/or specific performance (as appropriate) as remedies for any such breach or anticipated breach. The Executive further accepts that such remedies may not be deemed to be exclusive remedies for breach or anticipated breach of the restrictions set out in this Schedule 1 but may be in addition to all other remedies available at law or in equity to the Company.

2.	DEFINITIONS

2.1	For the purposes of this Schedule 1 (Restrictions after Termination):

(a)	“Customer” means any person, firm, company or entity which was a customer of the Company or any Relevant Group Company at any time during the 12 months prior to Termination and with which the Executive was materially concerned or had material personal contact at any time during the said period of 12 months;

(b)	“Key Employee” means any person who immediately prior to Termination was an employee or consultant of the Company or any Relevant Group Company occupying a senior or managerial position who was likely to be:

(i)	in possession of Confidential Information belonging to the Company; or

(ii)	able to influence the customer relationships or trade connections of the Company and with whom the Executive worked closely at any time during the period of 12 months prior to Termination;

(c)	“Relevant Group Company” means any Group Company (and, if applicable, its predecessors in business) for which the Executive performed services to a material degree or in which he held office at any time during the 12 months prior to Termination;

(d)	“Relevant Territory” means the area constituting the market of the Company and any Relevant Group Company for Products in the period of 12 months prior to Termination and with which area the Executive was materially concerned at any time during the said period of 12 months;

(e)	“Products” means products which are competitive with those supplied by the Company or any Relevant Group Company in the 12 months prior to Termination and with the supply of which the Executive was materially concerned at any time during the said period of 12 months;

(f)	“Supplier” means any person, firm, company or entity who was a supplier of services or goods to the Company or any Relevant Group Company in the 12 months prior to Termination and with which the Executive was materially concerned or had material personal contact at any time during the said period of 12 months; and

(g)	“Termination” means the date of termination of the Appointment by either party howsoever arising.

SCHEDULE 2

[INSERT RANDGOLD RESOURCES DEATH AND LUMP SUM DISABILITY BENEFIT SCHEME SUMMARY]

RANDGOLD RESOURCES DEATH AND LUMP SUM DISABILITY BENEFITS

SCHEME SUMMARY

UNDERWRITER:	Zurich International Life Limited

POLICY NUMBER:	9434

INCEPTION DATE:	March 2006

CHANGES IN SALARY:	Effective immediately

ELIGIBILITY:	All employees on the permanent staff who are under Benefit Termination Age

CATEGORIES:	Category A – Career employees (generally Provident Fund members)

Category B – Contract employees (generally non Provident Fund members)

BENEFIT TERMINATION AGE:	70 for Death benefits
64 for Disability benefits
65 to 70 Disability benefit on a reducing sliding scale.

MEDICAL FREE LIMIT:	$454 000

PREMIUM RATE:	Death - $3.50 per $1 000
Lump sum disability - $2.741 per $1 000

PREMIUM PAYMENT FREQUENCY:	Annual but ‘proportional’ annual invoice issued in respect of new entrants and withdrawals throughout the year-

NUMBER OF MEMBERS:	135 (January 2010)

DEATH BENEFIT:	Category A – 3 times annual salary (no maximum benefit)

Category B – 2 times annual salary (maximum $200 000)

DISABILITY BENEFIT (if disability

benefit is paid, death cover falls away):	Category A – 3 times annual salary (maximum benefit of $1 500 000)

Category B – 2 times annual salary (maximum benefit of $200 000)

WAITING PERIOD:	12 months

DISABILITY PARAMETER:	Own or a similar occupation.
An assessed disability of 66.666% or more qualifies for a benefit

EXCLUSION CLAUSES: The terms and conditions of the policy prevail, however, below is a summary of some of the exclusion clauses specified. In the event of an employee partaking in any sport, hobby or occupation which may be considered ‘hazardous’, full disclosure to the insurer is recommended to ascertain whether cover is offered in the circumstances.

Hazardous sports could include the following:

•	cave diving; wreck penetration; free diving; diving with explosives; potholing with diving;
•	formula 1 racing;
•	aerobatics or stunt flying, competitions, air shows or aircraft testing;
•	stunts of all descriptions;
•	solo ‘round the world’ sailing competitions;
•	solo rock climbing/mountaineering;
•	base jumping;
•	world record attempts;
•	skiing off piste.

Death and Disability Benefits

•

Active participation in terrorism, war or warlike operations; passive war if a staff member goes to and remains in a country after war is declared (or after being recognized as a war zone and there is official government advice to leave).

•	Any claim arising as a direct or indirect consequence of the use of nuclear, biological or chemical weapons, or any radioactive contamination; or as a result of attacks or sabotage on such facilities.

Disability Benefits

•	Intentionally self inflicted injuries and attempted suicide, whether sane or insane, gross negligence and violation of the law

•	Abuse of drugs, alcohol and medication other than prescribed by a physician,

•

Travel or flight in any aircraft, except as a fare paying passenger in an aircraft operated by a commercial passenger airline on a regular scheduled passenger trip over its established passenger route.

•	Racing in any form (except on foot)

SCHEDULE 3

[INSERT RANDGOLD RESOURCES MONTHLY DISABILITY INCOME BENEFITS SCHEME SUMMARY]

RANDGOLD RESOURCES MONTHLY DISABILITY INCOME BENEFITS

SCHEME SUMMARY

UNDERWRITER:	Momentum Collective Benefits

POLICY NUMBER:	110754

INCEPTION DATE:	1 January 2005

REVIEW DATE:	March

CHANGES IN SALARY:	Effective immediately

‘DUAL’ INCOME EARNERS:	The maximum benefit of R75 000 and employer waiver of R18 000 will apply to the combined benefits for any employee who earns a salary from both Seven Bridges and Randgold Resources

ELIGIBILITY:	All employees on the permanent staff who are under Benefit Termination Age and are designated in writing as Category A employees by the employer

BENEFIT TERMINATION AGE:	65

MEDICAL FREE LIMIT:	R40 000 per month benefit (inclusive of waiver)

EXCHANGE RATE:	R8.50:$1 (March 2010)

EXCHANGE RATE REVIEW DATES:	1 January and 1 July of each year

PREMIUM RATE:	1.10% of monthly salary roll (September 2009)

MONTHLY DISABILITY INCOME BENEFIT:	A monthly payment of 75% of salary, subject to a maximum benefit of R75 000 per month

ESCALATION:	5% per annum or CPI, whichever is the lower

WAIVER (Assists with future contributions for any claimant):	20% (R18 000.00 per month maximum)

WAITING PERIOD:	3 months

PAYMENT OF PREMIUMS AND BENEFITS:	Momentum offer cover subject to premiums and benefits being paid in SA Rand. In the event of a claim the benefit will be paid to the Employer in SA Rand based on the scheme exchange rate in force at the time and the employer will be liable for any fluctuations in the exchange rate when forwarding the US Dollar equivalent of the benefit to the claimant.

CONVERSION OPTION:	On withdrawal to age 55

DISABILITY DEFINITION:	Own occupation for the first two years; own or similar thereafter;

Drivers – any occupation where there are more than 15% of the membership who are drivers

WAR AND RIOT:	Excluded

IN WITNESS whereof this agreement has been executed and delivered on the date first above written.

Signed as a deed by DENNIS MARK BRISTOW in the presence of:	) )

Witness signature:		/s/ David John Haddon

Witness name:		David John Haddon

Witness address:		3rd Floor Unity Chambers, 28 Halkett Street, St. Helier, Jersey, JE2 4WJ, Channel Islands

Witness occupation:		General Counsel & Secretary

Executed as a deed by RANDGOLD RESOURCES LIMITED acting by two directors	) )

Signature of director:		/s/ Philippe Lietard

Name of director:		Philippe Lietard

Signature of director:		/s/ Christopher Coleman

Name of director:		Christopher Coleman